Exhibit 4.2

THE SECURITIES EVIDENCED BY THIS NOTE (INCLUDING WITHOUT LIMITATION THE SHARES ISSUSABLE UPON CONVERSION OF THIS NOTE) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, ENCUMBERED OR OTHERWISE TRANSFERRED DIRECTLY OR INDIRECTLY TO OR FOR THE ACCOUNT OR BENEFIT OF DIRECTLY OR INDIRECTLY ANY PERSON OR ENTITY EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT or (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT.

Principal Amount: $712,941	Original Issuance Date: April 11, 2025

Amendment Date: April 17, 2025

Funding Amount: $606,000	Maturity Date: October 10, 2025

TRIO PETROLEUM CORP.

Unsecured Original Discount Convertible Promissory Note

For Value Received, Trio Petroleum Corp., a Delaware corporation (“Trio”), promises to pay to (“Holder”), the principal sum of $712,941 U.S. Dollars in accordance with the terms of this original discount unsecured convertible promissory note (this “Note”).

On the Original Issuance Date, Holder shall provide by wire to Trio, pursuant to wire instructions provided by Trio, the sum of $273,000, after application of the original discount of $48,176. On the Amendment Date, Holder shall provide by wire to Trio, pursuant to wire instructions provided by Trio, the sum of $333,000, after the application of additional original issue discount of $58,765.

This Note amends and restates the original Unsecured Original Discount Convertible Promissory Note issued by Trio to the Investor on April 11, 2025, in the principal amount of 321,176 and a funding amount of $273,000.

This Note is subject to the following terms and conditions:

1. Payment. The principal amount of this Note, together with all other amounts owing from Trio to Holder hereunder (less amounts that have been prepaid in accordance with the terms hereof or converted in accordance with Section 2) (the “Outstanding Obligations”) shall be due and payable on the Maturity Date. Trio may prepay the Outstanding Obligations under this Note at any time without penalty or premium, if prepaid within ninety (90) days after the Original Issuance Date and then by paying a ten percent (10%) prepayment penalty, if prepaid at any time thereafter. All payments to be made to Holder shall be made in the lawful money of the United States of America in immediately available funds. Whenever any payment hereunder to be made shall be due on a day that is not a Business Day, such payment shall be due on the next succeeding Business Day. Payments hereunder shall be delivered to Holder at such address as is specified by prior written notice by Holder to Trio. Payments (or conversions in accordance with Section 2) of the Outstanding Obligations under this Note shall first be applied to the principal amount owed hereunder, then to the accrued but unpaid interest thereof, if applicable, and then to any other Outstanding Obligations under this Note. After all Outstanding Obligations under this Note has been satisfied in full (including by conversion) in accordance with the terms hereof, this Note shall be surrendered to Trio for cancellation and shall not be reissued.

2. Conversion

(a) Voluntary Conversion. Commencing on the Original Issuance Date, so long as there remain any Outstanding Obligations under this Note, the principal amount under this Note, along with all other Outstanding Obligations, shall be convertible, in whole or in part, into shares of common stock (the “Conversion Shares”) of Trio, par value $0.0001 per share (the “Common Stock”), at the option of Holder, at the Conversion Price (defined hereafter) at any time and from time to time thereafter. Holder shall effect conversions by delivering to Trio a notice of conversion (each, a “Conversion Notice”), specifying therein the amount of the Outstanding Obligations under this Note to be converted and the conversion date, which shall be the date of delivery of the Conversion Notice (the “Conversion Date”). Any conversions pursuant to this Section 2(a) are subject to the Beneficial Ownership Limitations set forth in Section 2(e) hereafter.

(b) Required Conversion. On any date that there continues to be any Outstanding Obligations under this Note , and, for each of the preceding ten (10) Trading Days prior to such date (the “Measurement Period”) (i) the closing price of the Common Stock on the NYSE American or any other principal securities exchange on which the Common Stock is then traded (the “Principal Exchange”) is at least $0.58, (ii) all of the Conversion Shares have been registered for resale under an effective Registration Statement filed with the Commission, (iii) an Event of Default (defined hereafter) has not occurred and continuing, (iv) the daily dollar trading volume for the Common Stock on the Principal Exchange exceeds $500,000 per Trading Day and (v) the Company remains listed and traded (and shall not have been suspended) on the Principal Exchange (conditions i-v above the “Equity Conditions” Trio shall have the right, but not the obligation, to provide notice to the Holder to convert any portion of the then Outstanding Obligations under this Note (a “Required Conversion”), by providing Holder with written notice (the date on which the Company provides Notice, the “Notice Date”) specifying both (a) the amount to be converted and (b) the date on which the Company requires the Holder to convert the Note, which shall be at least 10 Trading Days after the Notice Date (the “Required Conversion Date”) If the Equity Conditions are satisfied on each Trading Day from the Notice Date through the Required Conversion Date, then, any portion of the Outstanding Obligations subject to such Required Conversion shall be converted into Common Stock at the prevailing Conversion Price on the Required Conversion Date. For purposes of this Note, “Trading Day” means any day on which the Common Stock is available to trade on the Principal Exchange on which the Common Stock is then traded. Any conversions pursuant to this Section 2(b) are subject to the Beneficial Ownership Limitations set forth in Section 2(e) hereafter and at no time shall the Holder be obligated to effect Conversions which would exceed such Beneficial Ownership Limitations.

(c) Conversion Price. Whether the conversion of the Outstanding Obligations under this Note is a voluntary conversion by Holder pursuant to Section 2(a) or a required conversion initiated by Trio pursuant to Section 2(b), the Outstanding Obligations will convert into Conversion Shares at a conversion price equal to seventy-five percent (75%) of the lowest closing bid price for the Common Stock on the Principal Exchange, during the ten (10) Trading Days immediately prior to the date of the Conversion Notice (the “Conversion Price”). Notwithstanding the foregoing, the Conversion Price shall not be less than a floor price of $0.48 (the “Floor Price”). If the Company receives a Conversion Notice at a time at which the Conversion Price then in effect (as applicable, the “Applicable Conversion Price”) (without regard to the Floor Price) is less than the Floor Price then in effect, the Company shall issue a number of shares equal to the Conversion Amount divided by such Floor Price and pay the economic difference between the Applicable Conversion Price (without regard to the Floor Price) and such Floor Price in cash. For further clarification, the economic difference shall be equal to (A) the number of shares that would have been delivered using the Applicable Conversion Price, minus (B) the number of shares delivered using the Floor Price, multiplied by (C) the daily VWAP of the Common Stock on the Conversion Date ((A-B)*C).

(d) Mechanics of Conversion.

(i) Number of Conversion Shares. The number of Conversion Shares issuable upon a conversion of the Outstanding Obligations hereunder shall be determined by the quotient obtained by dividing (i) the amount of the Outstanding Obligations under this Note to be converted (the “Conversion Amount”) by (ii) the Conversion Price.

(ii) Surrender of Note Upon Conversion. Notwithstanding anything to the contrary set forth herein, upon conversion of this Note, in accordance with the terms hereof, Holder shall not be required to physically surrender this Note to Trio unless the entire unpaid principal amount of this Note and all other Outstanding Obligations have been converted. Holder and Trio shall maintain records showing the amounts so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to Holder and Trio, so as not to require physical surrender of this Note upon each such conversion.

(iii) Delivery of Conversion Shares upon Conversion. Upon receipt by Trio from Holder (Section 2(a)) or by Holder from Trio (Section 2(b)) of a facsimile transmission or e-mail (or other reasonable means of communication) of a Conversion Notice meeting the requirements for conversion as provided herein, Trio shall issue and deliver or cause to be issued and delivered to or upon the order of Holder certificates for the Conversion Shares issuable upon such conversion within one (1) Trading Day after such receipt (the “Deadline”) (and, solely in the case of conversion of the entire unpaid principal amount hereof, surrender of this Note) in accordance with the terms hereof. Upon receipt of a Conversion Notice, Holder shall be deemed to be the holder of record of the Conversion Shares issuable upon such conversion, the principal amount and all other Outstanding Obligations shall be reduced to reflect such conversion, and, unless Trio defaults on its obligations hereunder, all rights with respect to the portion of this Note being so converted shall forthwith terminate except the right to receive the Conversion Shares, as herein provided, on such conversion. If a Notice of Conversion is delivered as provided herein, Trio’s obligation to issue and deliver the certificates for the Conversion Shares shall be absolute and unconditional, irrespective of the absence of any action by Holder to enforce the same, any waiver or consent with respect to any provision thereof, the recovery of any judgment against any person or any action to enforce the same, any failure or delay in the enforcement of any other obligation of Trio to the holder of record, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by Holder of any obligation to Trio, and irrespective of any other circumstance which might otherwise limit such obligation of Trio to Holder in connection with such conversion.

(iv) Delivery of Common Stock by Electronic Transfer. In lieu of delivering physical certificates representing the Conversion Shares issuable upon conversion, provided Trio is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, upon request of Holder and its compliance with the provisions set forth herein, Trio shall use its best efforts to cause its transfer agent to electronically transmit the Conversion Shares issuable upon conversion to Holder by crediting the account of Holder’s Prime Broker with DTC through its Deposit and Withdrawal at Custodian (“DWAC”) system.

(v) Compensation for Buy-In on Failure to Timely Deliver Conversion Shares upon Conversion. In addition to any other rights available to the Holder, if Trio fails to cause the transfer agent to transmit to the Holder the Conversion Shares by the Deadline, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Conversion Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then Trio shall pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Conversion Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver shares of Common Stock upon conversion of this Note as required pursuant to the terms hereof.

(e) Holder’s Exercise Limitations. Trio shall not effect any conversion of this Note, and Holder shall not have the right to convert any portion of this Note, pursuant to this Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Conversion Notice, Holder (together with Holder’s Affiliates, and any other Persons acting as a group together with Holder or any of Holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, unconverted portion of this Note beneficially owned by Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of Trio (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 2(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by Holder that Trio is not representing to Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(e) applies, the determination of whether this Note is convertible (in relation to other securities owned by Holder together with any Affiliates and Attribution Parties) and of which portion of this Note is convertible shall be in the sole discretion of Holder, and the submission of a Conversion Notice shall be deemed to be Holder’s determination of whether this Note is convertible (in relation to other securities owned by Holder together with any Affiliates and Attribution Parties) and of which portion of this Note is convertible, in each case subject to the Beneficial Ownership Limitation, and Trio shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2(e), in determining the number of outstanding shares of Common Stock, Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) Trio’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by Trio or (C) a more recent written notice by Trio or the transfer agent of the Common Stock setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of Holder, Trio shall within one (1) Trading Day confirm orally and in writing to Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of Trio, including this Note, by Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% (or, upon election by Holder prior to the issuance of any Conversion Shares, 9.99%) of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Note. Holder, upon notice to Trio may increase or decrease the Beneficial Ownership Limitation provisions of this Section 3(e), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Note held by Holder and the provisions of this Section 2(e) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to Trio. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Note.

(f) Other Conversion Terms. Holder and Trio shall maintain records showing the amount(s) converted and the date of such conversion(s). Holder, and any assignee by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted principal amount of this Note may be less than the amount stated on the face hereof.

3. Unsecured; Subordination. Holder hereby acknowledges that this Note and the Outstanding Obligations hereunder are unsecured. Holder hereby agrees that the Outstanding Obligations under this Note shall be subordinated to any and all secured debt of Trio (“Senior Debt”). Holder shall promptly execute and deliver, as applicable, and as may be reasonably required by the lenders of Senior Debt, reasonable and customary subordination, intercreditor and other agreements with such lenders with respect to the Outstanding Obligations under this Note to reflect the subordination of such Outstanding Obligations to Senior Debt (any such agreements, “Subordination Agreements”). For purposes of this Note, Senior Debt shall include the principal of and premium, if any, and interest (including interest accruing or that would have accrued but for the filing of a bankruptcy, reorganization or other insolvency proceeding whether or not such interest constitutes an allowable claim in such proceeding) on, and any and all other fees, expenses, supplemental payments, reimbursement obligations, indemnities, and other amounts owing pursuant to the terms of all agreements, documents and instruments providing for, creating, securing, or evidencing or otherwise entered into in connection with, all indebtedness for borrowed money of Trio (including as guarantor of indebtedness of another person), whether outstanding on the date hereof or thereafter created, incurred or assumed, which is secured, issued by a bank lender, other institutional lender or pursuant to an indenture agreement (for the avoidance of doubt, Senior Debt shall not include any indebtedness of Trio which, by its terms or the terms of any instrument creating or evidencing it, is expressly pari passu with or expressly subordinate in right of payment to this Note).

4. Other Agreements

(a) Use of Proceeds. Unless otherwise approved by Holder, Trio shall only use the proceeds from the funds provided pursuant to this Note for the payment of a commission of $15,015 (5.5% of the Funding Amount) to Spartan Capital Securities LLC and for working capital and general corporate purposes.

(b) Authorized Shares. Trio shall at all times reserve from its authorized and unissued shares of Common Stock, free from any preemptive rights, in the amount of two hundred percent (200%) of the maximum number of Conversion Shares into which this Note may be converted.

(c) No Short Sales. Holder has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with Holder, executed any Short Sales (as defined in SEC Rule 200), of the securities of Trio, that is open as of the Original Issuance Date, and agrees that none of Holder nor any Person acting on behalf or pursuant to any understanding with Holder, will during the period commencing on the Original Issuance Date through and until the earlier of (i) the Maturity Date or (ii) the date that there are no further Outstanding Obligations under this Note, effect any Short Sales of any securities of Trio.

(d) Piggyback Registration Rights.

(i) If, at any time Trio proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of Trio, other than a Registration Statement (i) which is a shelf Registration Statement and any prospectus supplements filed under a shelf Registration Statement for the sale of securities of Trio, (ii) filed in connection with any employee share option or other benefit plan, (iii) for an exchange offer or offering of securities solely to Trio’s existing stockholders, (iv) for an offering of debt that is convertible into equity securities of Trio or (v) for a dividend reinvestment plan, then Trio shall give written notice of such proposed filing to Holder as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing underwriter or underwriters, if any, in such offering, and (B) offer to Holder the opportunity to register the sale of such number of Conversion Shares as Holder may request in writing within five (5) days after receipt of such written notice (such registration a “Piggyback Registration”). Trio shall, in good faith, cause such Conversion Shares to be included in such Piggyback Registration and shall use its best efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit the conversion Shares requested by Holder pursuant to this Section 4(d) to be included in a Piggyback Registration on the same terms and conditions as any similar securities of Trio included in such Registration Statement and to permit the sale or other disposition of such Conversion Shares in accordance with the intended method(s) of distribution thereof. Holder shall enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwritten offering by Trio. Notwithstanding the foregoing, Holder may not exercise its “piggyback” registration rights after two (2) years after the Original Issuance Date.

(ii) If the managing underwriter or underwriters in an underwritten offering that is to be a Piggyback Registration, in good faith, advises Trio and Holder in writing that the dollar amount or number of shares of Common Stock that Trio desires to sell, taken together with (A) the shares of Common Stock, if any, as to which registration has been demanded pursuant to separate written contractual arrangements with persons or entities; (B) the shares of Common Stock, if any, as to which registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of Trio and (C) the Conversion Shares as to which registration has been requested pursuant to this Section 4(d), exceeds the dollar amount or number of securities the managing underwriter or underwriters in an underwritten offering advises Trio and the other Persons holding securities for registration thereunder, in writing, that may be included in such underwritten offering without adversely affecting the proposed offering price, the timing, the distribution method or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities,” then:

(1)	If the registration is undertaken for Trio’s account, Trio shall include in any such registration (A) first, the shares of Common Stock or other equity securities that Trio desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the shares of Common Stock, if any, as to which registration has been requested pursuant to written contractual piggyback registration rights of other stockholders of Trio, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the number of Conversion Shares pursuant to this Section 4(d) that Holder has requested be included in such registration, which can be sold without exceeding the Maximum Number of Securities;

(2)	If the registration is pursuant to a request by any persons or entities having rights to demand registration, then Trio shall include in any such registration (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the shares of Common Stock or other equity securities for the account of other persons or entities that Trio is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that Trio desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Conversion Shares which Holder desires to include pursuant to this Section 4(d), which can be sold without exceeding the Maximum Number of Securities.

(iii) Holder shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to Trio and the underwriter or underwriters (if any) of its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. Trio (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, Trio shall be responsible for the expenses relating to any Piggyback Registration prior to its withdrawal under this Section 4(d), except for any expenses incurred by Holder for the payment of any commissions or other fees in connection with the registration and/or sale of the Conversion Shares and any fees and expenses of legal counsel to Holder.

5. Representations and Warranties

(a) Representations and Warranties of Trio. Trio represents and warrants to Holder as follows:

(i) Organization and Qualification. Trio is duly organized and validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authorization to own its properties and to carry on its business as now being conducted. Trio is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect.

(ii) Authorization; Enforcement; Validity. Trio has the requisite corporate power and authority to enter into and perform its obligations under this Note, and to issue the Conversion Shares in accordance with the terms hereof. The execution and delivery of this Note by Trio, and the consummation by Trio of the transactions contemplated hereby, including, without limitation, the reservation and issuance of the Conversion Shares, have been duly authorized by Trio’s Board of Directors and (other than the filing with the SEC of one or more Registration Statements in accordance with the provisions of Section 4(d) hereof, the filing of Form D, at Trio’s option, and other filings as may be required by state securities agencies) no further filing, consent, or authorization is required by Trio, its Board of Directors or its stockholders. This Note has been duly executed and delivered by Trio, and constitutes the legal, valid and binding obligations of Trio, enforceable against Trio in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(iii) Issuance of Securities. The issuance of this Note and the Conversion Shares (collectively, the “Securities”) is duly authorized and, upon issuance in accordance with the terms of this Note, the Conversion Shares shall be validly issued, fully paid and nonassessable and free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof, with Holder being entitled to all rights accorded to a holder of Common Stock. As of the Original Issuance Date, a number of shares of Common Stock shall have been duly authorized and reserved for issuance which equals or exceeds two hundred percent (200%) of the maximum number of Conversion Shares issuable upon conversion of this Note (assuming for purposes hereof, that the Conversion Shares are convertible at the Floor Price and without taking into account any Beneficial Ownership Limitations. As of the Original Issuance Date, there are 490,000,000 shares of Common Stock authorized and 7,483,230 shares of Common Stock issued and outstanding. Assuming the accuracy of each of the representations and warranties of Holder set forth in Section 5(b), the offer and issuance by Trio of the Securities is exempt from registration under the 1933 Act.

(iv) No Conflicts. The execution, delivery and performance of this Note by Trio and the consummation by Trio of the transactions contemplated hereby (including, without limitation, the issuance of the Conversion Shares and reservation for issuance and issuance of the Conversion Shares) will not (A) result in a violation of the Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws (each, as be amended) of Trio, or (B) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) in any respect under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which Trio is a party, or (C) assuming the accuracy of the representations of Holder in Section 5(b), result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the Principal Exchange and applicable laws of the State of Delaware applicable to Trio or by which any property or asset of Trio is bound or affected.

(v) Consents. Trio is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by this Note, in each case in accordance with the terms hereof, other than the filing and acceptance of an additional shares application with the Principal Exchange. All consents, authorizations, orders, filings and registrations which Trio is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the Original Issuance Date, and Trio is unaware of any facts or circumstances that might prevent Trio from obtaining or effecting any of the consent, registration, application or filings pursuant to the preceding sentence. Trio is not in violation of the listing requirements of the Principal Exchange and has no knowledge of any facts that would reasonably lead to delisting or suspension of the Common Stock in the foreseeable future. The issuance by Trio of this Note and the Conversion Shares, as applicable, shall not have the effect of delisting or suspending the Common Stock from the Principal Exchange.

(vi) No General Solicitation; Placement Agent’s Fees. Except for the commission payable to Spartan Capital Securities LLC, neither Trio, nor any Person acting on its behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) in connection with the offer or sale of this Note. Trio shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions (other than for persons engaged by Holder) relating to or arising out of the transactions contemplated hereby. Trio shall pay, and hold Holder harmless against, any liability, loss or expense (including, without limitation, attorney’s fees and out-of-pocket expenses) arising in connection with any such claim.

(vii) Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by the Principal Exchange, any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of Trio, threatened against or affecting Trio, the Common Stock or any of its officers or directors, whether of a civil or criminal nature or otherwise, in their capacities as such.

(b) Holder represents and warrants to Trio as follows:

(i) Organization. Holder is duly organized and validly existing and in good standing under the laws of jurisdiction of its place of formation, and has the requisite power and authorization to own its properties and to carry on its business as now being conducted.

(ii) Authorization; Enforcement; Validity. Holder has the requisite corporate power and authority to enter into and perform its obligations under this Note. The execution and delivery of this Note by Holder, and the consummation by Holder of the transactions contemplated hereby have been duly authorized by Holder’s management and no further filing, consent, or authorization is required by Holder. This Note has been duly executed and delivered by Holder, and constitutes the legal, valid and binding obligations of Holder, enforceable against Trio in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(iii) Own Account. Holder understands that this Note is not registered under the Securities Act and, unless registered in a Registration Statement, pursuant to a Piggyback Registration or otherwise, the Conversion Shares will be “restricted securities” as defined in Rule 144 promulgated under the Securities Act, and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Note as principal for its own account and not with a view to or for distributing or reselling this Note or any of the Conversion Shares or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Securities in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Securities in violation of the Securities Act or any applicable state securities law (this representation and warranty shall not limit Holder’s right to sell the Securities pursuant to a Registration Statement or otherwise in compliance with applicable federal and state securities laws). Holder is acquiring the Securities hereunder in the ordinary course of its business.

(iv) Accredited Investor Status. At the time Holder was offered the Securities, it was, and as of the date hereof it is, and on each date on which it converts this Note to Conversion Shares, it will be either: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7), (a)(8), (a)(9), (a)(12), or (a)(13) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a)(1) under the Securities Act. Holder hereby represents that neither Holder nor any of its Rule 506(d) Related Parties (as defined below) is a “bad actor” within the meaning of Rule 506(d) promulgated under the Securities Act. For purposes of this Agreement, “Rule 506(d) Related Party” shall mean a person or entity covered by the “Bad Actor disqualification” provision of Rule 506(d) of the Securities Act.

(v) Experience of Holder. Holder, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Holder is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

(vi) General Solicitation. Holder is not, to its knowledge, purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or, to the knowledge of Holder, any other general solicitation or general advertisement.

(vii) Access to Information. Holder acknowledges that it has had the opportunity to review this Note and has been afforded (A) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Trio concerning the terms and conditions of the Securities and the merits and risks of investing in the Securities; (B) access to information about Trio and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (C) the opportunity to obtain such additional information that Trio possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

6. Defaults and Remedies

(a) Event of Default. An “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i) Failure to Pay Principal and other Outstanding Obligations. If Trio fails to pay the principal hereof or any other Outstanding Obligations when due on this Note, whether at maturity, upon acceleration or otherwise and such breach continues for a period of five (5) days after written notice from the Holder;

(ii) Breach of Covenants. Trio breaches any material covenant or other material term or condition contained in this Note and such breach continues for a period of twenty (20) days after written notice thereof to Trio from the Holder;

(iii) Breach of Representations and Warranties. Any representation or warranty of Trio made herein or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith, shall be false or misleading in any material respect when made and the breach of which has (or with the passage of time will have) a material adverse effect on the rights of Holder with respect to this Note;

(iv) Receiver or Trustee. Trio or any subsidiary of Trio shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed;

(v) Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against Trio or any subsidiary of Trio on or after the Original Issuance Date;

(vi) Delisting of Common Stock. Trio shall fail to maintain the listing of the Common Stock on the NYSE American or any other Principal Exchange on which the Common Stock is then traded;

(vii) Failure to Comply with the Exchange Act. Trio shall fail to materially comply with the reporting requirements of the Exchange Act; and/or Trio shall cease to be subject to the reporting requirements of the Exchange Act;

(viii) Liquidation. Any dissolution, liquidation, or winding up of Trio or any substantial portion of its business;

(ix) Cessation of Operations. Any cessation of operations by Trio or Trio admits it is otherwise generally unable to pay its debts as such debts become due, provided, however, that any disclosure of Trio’s ability to continue as a “going concern” shall not be an admission that Trio cannot pay its debts as they become due;

(x) Financial Statement Restatement. The restatement of any financial statements filed by Trio with the Commission at any time after 180 days after the Original Issuance Date for any date or period until this Note is no longer outstanding, if the result of such restatement would, by comparison to the un-restated financial statement, have constituted a material adverse effect on the rights of Holder with respect to this Note; or

(xi) Replacement of Transfer Agent. In the event that Trio proposes to replace its transfer agent, Trio fails to provide to Holder, prior to the effective date of such replacement, a fully executed Irrevocable Transfer Agent Instructions signed by the successor transfer agent and Trio.

(b) Remedies Upon Event of Default. Upon the occurrence and during the continuation of any Event of Default pursuant to this Section 6, this Note shall become immediately due and payable, in full, all without demand, presentment or notice, all of which hereby are expressly waived, and Trio shall pay to the Holder, in full satisfaction of its obligations hereunder, the then outstanding principal amount of this Note plus all other Outstanding Obligations, together with all costs, including, without limitation, legal fees and expenses, of collection (collectively, the “Balance”), within ten (10) days of the date of the Event of Default (the “Default Payment Deadline”). If the Balance is not paid by the Default Payment Deadline and the Conversion Shares have not been registered under a Registration Statement or available for sale pursuant to Rule 144 promulgated under the Securities Act, then the amount of the Outstanding Obligations shall be increased to one hundred fifty percent (150%) of the amount of the then Outstanding Obligations and default interest shall begin to accrue at a rate of twenty percent (20%) per annum, until all of the Outstanding Obligations have been repaid and/or converted. Holder shall be entitled to exercise all other rights and remedies available at law or in equity

7. No Recourse Against Others. No director, officer, employee, consultant, advisor, agent or equity holder (in its capacity as such) of Trio or its Affiliates shall have any liability for the performance of any obligations of Trio under this Note or for any claim based on, in respect of, or by reason of such obligations or their creation, except in the event of fraud, gross negligence or willful misconduct. Holder, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of this Note.

8. Governing Law; Jurisdiction; Jury Trial Waiver. This Note, and all actions arising out of or in connection with this Note, shall be governed by, and construed in accordance with, the laws of the State of Arizona, without regard to principles relating to conflict of laws that would result in the application of the laws of any other jurisdiction. Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York, New York County, or, the District Court for the Southern District of New York (and all appellate courts thereof) in any action or proceeding arising out of or relating to this Note, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other proceeding relating to the transactions contemplated by this Note, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 11. Nothing in this Section 8 shall affect the right of any party to serve legal process in any other manner permitted by law. Each party hereby knowingly, voluntarily and intentionally irrevocably waives the right to a trial by jury in respect to any litigation, dispute, claim, legal action or other legal proceeding based hereon, or arising out of, under, or in connection with, this Note or the transactions contemplated hereby.

9. Severability; Usury Laws. Whenever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision hereof or the application of any such provision to any person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions hereof. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part hereof a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible. This Note is subject to the express condition that at no time shall Trio be obligated or required to pay interest on the principal balance at a rate which could subject Trio or Holder to either civil or criminal liability as a result of being in excess of the maximum rate which Trio is permitted by law to contract or agree to pay. If by the terms of this Note, Trio is at any time required or obligated to pay interest on the principal balance at a rate in excess of such maximum rate, the rate of interest under this Note shall be deemed to be immediately reduced to such maximum rate and interest payable hereunder shall be computed at such maximum rate.

10. Fees and Expenses. At the Closing, $10,000 shall be deducted from the Funding Amount and paid to the Holder to reimburse it for it legal fees in connection with the transactions contemplated in this Note. Except as expressly set forth in this Note to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Note.

11. Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email, with affirmative confirmation of receipt, (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Trio: Trio Petroleum Corp. 5401 Business Park South, Suite 115 Bakersfield, CA 93309	with a copy (which will not constitute notice) to: Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, New York 10105

Attn:	Greg Overholtzer	Attn:	Barry I. Grossman, Esq.
Email:	goverholtzer@juno.com		and Scott M. Miller, Esq.
		Email:	bigrossman@egsllp.com; smiller@egsllp.com

If to Holder, to:

12. Amendments; Waivers. This Note may only be amended, modified or supplemented in writing signed by the parties hereto. No waiver of any provision or condition hereof shall be valid unless the same shall be in writing and signed by the party against which such waiver is to be enforced. No waiver by any party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.

13. Successors and Assigns. This Note and all of the provisions hereof will be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns. No party may assign this Note, in whole or in part, without the prior written consent of the other parties hereto, and any purported assignment without such consent will be null and void ab initio.

14. Entire Agreement. This Note contains the entire agreement and understanding among the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings and discussions, whether written or oral, relating to such subject matter in any way.

15. No Third Party Beneficiaries. This Note is for the sole benefit of the parties and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give any person, other than the parties and such successors and permitted assigns, any legal or equitable rights hereunder.

16. Interpretation. The titles and subtitles used in this Note are for convenience only and are not to be considered in construing or interpreting this Note. In this Note, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Note as a whole and not to any particular section or other subdivision of this Note; (iv) the term “or” means “and/or”; (v) the term “person” shall refer to any individual, corporation, partnership, trust, limited liability company or other entity or association, including any governmental or regulatory body, whether acting in an individual, fiduciary or any other capacity; and (vi) the term “affiliate” shall mean, with respect to any specified person, any other person or group of persons acting together that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified person (where the term “control” (and any correlative terms) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise). References in this Note to “dollars”, “Dollars” or “$” are to U.S. dollars. The parties have participated jointly in the negotiation and drafting of this Note. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Note shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Note.

17. Further Assurances. From time to time at the request of Trio, on the one hand, or Holder, on the other hand, and without any additional consideration from one to the other, Trio, on the one hand, or Holder, on the other hand, as applicable, agrees to furnish to the other such further information or assurances, execute and deliver such additional documents, instruments, certificates and conveyances, and take all such other actions and do such other things, as may be necessary or appropriate in the reasonable opinion of such requesting party to carry out the provisions of this Note and to give effect to the transactions contemplated hereby.

18. Counterparts; Facsimile. This Note may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19. Certain Definitions. In addition to the terms defined within this Note, the following definitions shall be applicable to terms used in this Note:

(a) “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

(b) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York are generally open for use by customers on such day.

(c) “Commission” means the United States Securities and Exchange Commission.

(d) “Common Stock Equivalents” means any securities of Trio which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

(e) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(f) “Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, results of operations, condition (financial or otherwise) or prospects of Trio taken as a whole, or on the transactions contemplated hereby, or on the authority or ability of the Company to perform its obligations under this Note.

(g) “Registration Statement” shall mean any registration statement filed with the Commission under the Securities Act that covers including the prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement and all exhibits to and all material incorporated by reference in such registration statement.

(h) “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

(i) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(j) “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on the Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York, N.Y. time) to 4:02 p.m. (New York, N.Y. time)), (b) if the Common Stock is traded on OTCQB or OTCQX, the volume weighted average sales price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock is then reported in the “Pink Open Market” or successor operated by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent broker-dealer selected in good faith by the Holder and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

{Signature page follows}

IN WITNESS WHEREOF, the undersigned have caused this Unsecured Convertible Promissory Note to be duly executed and delivered as of the date first set forth above.

TRIO PETROLEUM CORP.

By:
Name:	Robin Ross
Title:	Chief Executive Officer

By:
Name:
Title: